Exhibit 10.2

AMENDMENT NO. 1

TO

STOCK YARDS BANK & TRUST COMPANY

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AMENDMENT NO. 1 ("Amendment") to the Change in Control Severance Agreement (the "Agreement") dated August 22, 2011 between Stock Yards Bank & Trust Company (the "Bank") and T. Clay Stinnett (the "Executive") is adopted effective October 11, 2023.

Recitals

A.          The Bank and Executive entered into the Agreement to provide for a change in control severance to the Executive if Executive is terminated under certain circumstances in connection with a change in control.

B.         The Agreement limits the amount of severance payable to the Executive if the severance, combined with any other payments received by the Executive, would cause the Bank to forfeit, under Section 280G(a) of the Internal Revenue Code of 1986, as amended (the “Code”), its deduction for any or all of the amounts payable under the Agreement, and subject the Executive to the excise tax imposed by Section 4999 of the Code, by reducing payments made under the Agreement so that a loss of deduction and assessment of excise tax would not occur.

C.         The Bank has determined that it is in the Bank’s and Executive’s best interests to amend the Agreement to (i) provide a “better of” approach to Sections 280G and 4999 of the Code such that the Executive would receive the highest net amount under the Agreement whether amounts payable are reduced to avoid application of the excise tax or amounts are not reduced and subject to the excise tax, (ii) increase Executive’s payment to three times his base salary and historical bonus, (iii) include 36 months of continued health coverage, (iv) add a non-competition provision, and (v) increase to 18 months the non-solicitation provision, all consistent with other agreements between the Bank and key executives.

Amendments

1.         The first sentence in Section 2.5 of the Agreement is hereby amended so that as amended it shall read in its entirety as follows:

The Severance Payment shall equal three times the sum of (i) Executive's highest monthly base salary as in effect at any time in the 6-month period immediately prior to Termination, plus (ii) Executive's Historical Bonus, subject to the maximum payment provisions of Section 2.7 below.

2.         Section 2.7 of the Agreement is hereby amended so that as amended it shall read in its entirety as follows:

2.7         Reduction of Amounts Payable. If the amount payable hereunder, either alone or together with any other payments or benefits received or to be received by Executive in connection with a Change in Control (collectively, the "Aggregate Payments"), would cause Bank to forfeit, pursuant to Section 280G(a) of the Code, its deduction for any or all of the amounts payable hereunder, and subject the Executive to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor thereto), the following provisions shall apply:

(i)         If the net amount that would be retained by Executive after all taxes on the Aggregate Payments are paid would be greater than the net amount that would be retained by Executive after all taxes are paid if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, Executive shall be entitled to receive the Aggregate Payments.

(ii)         If, however, the net amount that would be retained by Executive after all taxes were paid would be greater if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax (generally, pursuant to Code Section 280G, 2.99 times the Executive's "base amount" as defined in that Code section and regulations hereunder), the Aggregate Payments to which Executive is entitled shall be reduced to such largest amount.

Executive shall have a right to select an independent certified public accountant, benefits consultant or similar expert to audit the Bank's calculation of the Section 280G deductible amount, and the Severance Payment hereunder, at the Bank's expense. If such audit reveals that the calculations performed by the Bank were in error or have resulted in the payment to Executive of an amount less than that to which he is entitled hereunder, the Bank shall immediately rectify such underpayment.

3.         Section 2.9 of the Agreement is hereby amended so that as amended it shall read in its entirety as follows:

2.9         Health Plan Access. So long as legally possible (even if to do so requires plan amendment), the Executive shall be entitled to continue his participation in the Bank's medical plans for active employees for a period of 36 months following any severance for which a Severance Payment is due hereunder, with the cost for such access and coverage paid by Executive on an after-tax basis at the rate payable by any former employee under the Consolidated Omnibus Reconciliation Act of 2005 (COBRA), and his rights to continue coverage under and for the period provided under COBRA to begin after the end of this contractual continuation period.

4.         Section 6.1 of the Agreement is hereby amended so that as amended it shall read in its entirety as follows:

6.1         Non-Competition and Non-Solicitation Agreements. Executive agrees that he is subject to the following non-competition and non-solicitation provisions, as follows:

(i)         Not to Compete.         For a period of 18 months following the receipt of the Severance Payment as contemplated herein, Executive will not, directly or indirectly, either for Executive or for any other person, entity or company, solicit business or individual patronage for the purpose of providing services which are identical or similar to services then provided by the Bank within a radius of 50 miles from any of the Bank’s offices.

(ii)         Non-Solicitation of Customers or Employees. Executive agrees that, during the 18-month period following any Termination of Executive's employment (whether such termination is covered by this Agreement or otherwise), Executive shall not, without the express written consent of Bank, directly or indirectly, either for Executive or for any other person, entity or company, (i) solicit the business enjoyed by the Bank with any person or business that was a Customer; or (ii) approach or solicit any person who was employed at the Bank as of the date of Executive's termination and with whom the Executive had material contact during the Executive's employment with the Bank, with a view to hiring such employee, persuading such employee to leave the employment of Bank, or actually hire an employee of the Bank for any other entity.

(Signature Page Follows)

IN WITNESS WHEREOF, the Bank and Executive have entered into this Agreement as of the Effective Date, but actually on the dates set forth below.

STOCK YARDS BANK & TRUST COMPANY By: /s/ James Hillebrand James Hillebrand Title: Chairman and CEO Date: October 17, 2023 EXECUTIVE /s/ T. Clay Stinnett T. Clay Stinnett Date: October 17, 2023